Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-180342

Final Term Sheet

2.597% Notes due November 4, 2019

Floating Rate Notes due November 4, 2019

2.597% Notes due November 4, 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	October 28, 2014

Settlement Date:	November 4, 2014 (T+5)

Stated Maturity:	November 4, 2019

Principal Amount:	$1,250,000,000

Interest Rate:	2.597%

Benchmark Treasury:	1.750% due September 30, 2019

Benchmark Treasury Yield and Price:	1.497%; 101-6 1/4

Spread to Benchmark Treasury:	+110 basis points

Yield to Maturity:	2.597%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Dealer’s Commission:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$1,245,625,000 (99.650%)

Interest Payment Dates:	Semi-annually on each May 4 and November 4, beginning May 4, 2015

Joint Book-Running Managers:	Banco Bradesco BBI S.A. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBS Securities Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Commerz Markets LLC U.S. Bancorp Investments, Inc.
CUSIP/ISIN:	345397 WY5 / US345397WY53

Floating Rate Notes due November 4, 2019

Issuer:	Ford Motor Credit Company LLC

Trade Date:	October 28, 2014

Settlement Date:	November 4, 2014 (T+5)

Stated Maturity:	November 4, 2019

Principal Amount:	$400,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Dealer’s Commission:	0.350%

Net Proceeds (Before Expenses) to Issuer:	$398,600,000 (99.650%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+93 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	Three-Month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on the 4th of February, May, August and November of each year prior to the Maturity Date, commencing February 4, 2015

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on the 4th of February, May, August and November of each year, commencing February 4, 2015 and ending on the Maturity Date

Interest Payment Date Convention:	Modified, Following Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Banco Bradesco BBI S.A. BNP Paribas Securities Corp. Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBS Securities Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC Comerica Securities, Inc. Commerz Markets LLC U.S. Bancorp Investments, Inc.

CUSIP/ISIN:	345397 WX7 / US345397WX70

It is expected that delivery of the Notes will be made against payment therefor on or about November 4, 2014, which will be the fifth business day following the date of pricing of the Notes (such settlement cycle being referred to herein as “T+5”). Under Rule 15c6-1 pursuant to the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the following business day will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade those Notes on the date of pricing or the following business day should consult their own advisor.

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Banco Bradesco BBI S.A. at 1-212-888-9145, BNP Paribas Securities Corp. toll free at 1-800-854-5674, Deutsche Bank Securities Inc. toll free at 1-800-503-4611, Morgan Stanley & Co. LLC toll free at 1-866-718-1649, and RBS Securities Inc. toll free at 1-866-884-2071.